Exhibit 99.1

News Release

Worldwide Press Office: 312-997-8640

United Receives Lender Approval For Credit Facility Amendment

CHICAGO — May 6, 2008  — UAL Corporation (Nasdaq: UAUA), the holding company whose primary subsidiary is United Airlines, today announced that with the approval of its lenders it has amended its existing $1.5 billion Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement dated as of February 2, 2007 with JPMorgan Chase Bank, N.A., Citicorp USA, Inc., J.P. Morgan Securities Inc., Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC and the other lenders party thereto (“Credit Facility”).

“This amendment gives us the flexibility to implement the significant actions we are taking to combat higher fuel costs including reducing capacity, creating new streams of revenue and lowering our costs,” said Jake Brace, executive vice president and CFO.  “We are comfortable with our liquidity and are well positioned relative to peers with $2.9 billion in unrestricted cash and $3.0 billion in unencumbered assets.”

After the May amendment, the company is required to comply with the following financial covenants:

The company must maintain a specified minimum ratio of EBITDAR to the sum of the following fixed charges for all applicable periods: (a) cash interest expense and (b) cash aircraft operating rental expense. EBITDAR represents earnings before interest expense net of interest income, income taxes, depreciation, amortization, aircraft rent and certain cash and non-cash charges as further defined by the Credit Facility.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

The requirement to meet the above fixed charge coverage ratio is suspended for four quarters, beginning with the second quarter of 2008, and ending with the first quarter of 2009. Starting with the second quarter of 2009, the ratio will be determined as set forth below:

Number of Preceding Months Covered	Period Ending	Required Coverage Ratio

Three	June 30, 2009	1.0 to 1.0

Six	September 30, 2009	1.1 to 1.0

Nine	December 31, 2009	1.2 to 1.0

Twelve	March 31, 2010	1.3 to 1.0

Twelve	June 30, 2010	1.4 to 1.0

Twelve	September 30, 2010 (and each quarter ending thereafter)	1.5 to 1.0

The company must also maintain a minimum unrestricted cash balance of $1.0 billion, an increase of $250 million over what was previously required.  This is effective beginning the second quarter of 2008 and for all periods thereafter.

All other provisions of the Credit Facility remain unchanged.

These amendments will provide United with more financial flexibility as it implements its action plan to combat high fuel costs.

As of March 31, 2008, the company had approximately $2.9 billion in unrestricted cash and approximately $3.0 billion in unencumbered hard assets which it believes it could use to raise financing and enhance liquidity.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

About United

United Airlines (NASDAQ:  UAUA) operates more than 3,200* flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C.  With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States.  United also is a founding member of Star Alliance, which provides connections for our customers to 965 destinations in 162 countries worldwide.  United’s 55,000 employees reside in every U.S. state and in many countries around the world.  News releases and other information about United can be found at the company’s Web site at united.com.

*Based on United’s flight schedule between Jan. 1, 2008 and Dec. 31, 2008.

The information included in this press release contains certain statements that are “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties related to the Company’s operations and the business environment in which it operates. Actual results may differ materially from any future results expressed or implied in such Forward-Looking Statements due to numerous factors, many of which are beyond the Company’s control, including factors set forth in the Company’s Form 10-K for 2006 and other subsequent Company reports filed with the United States Securities and Exchange Commission. Persons reviewing this press release are cautioned that the Forward-Looking Statements speak only as of the date made and are not guarantees of future performance. The Company undertakes no obligation to update any Forward-Looking Statements.

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The United Building, 77 West Wacker Drive, Chicago, Illinois 60601